Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of CM Seven Star Acquisition Corporation (the “Company”) on Form S-1 of our report dated August 11, 2017, except for Note 1, Note 3, Note 5 and Note 7, as to which the date is September 29, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the Company’s financial statements as of July 17, 2017 and for the period from November 28, 2016 through July 17, 2017.

/S/ UHY LLP

New York, New York

October 25, 2017